Exhibit 99.1

Viveve Reports First Quarter 2017 Financial Results

Company Achieves Seventh Consecutive Quarter of Double-Digit Revenue Growth

SUNNYVALE, CA -- (Marketwired) -- May 11, 2017 -- Viveve Medical Inc. (“Viveve”) (NASDAQ: VIVE), a medical technology company focused on women's health, today reported financial results for the first quarter ended March 31, 2017.

“During the first quarter, we continued to exceed commercial expectations and achieved our seventh consecutive quarter of double digit revenue growth. Further, we recorded a number of significant milestones across several key areas that support our global commercialization strategy and set the course for our continued success,” said Patricia Scheller, chief executive officer and director of Viveve.

Q1 2017 Business Highlights

●	Recognized approximately $3 million in total revenue for the first quarter of 2017, representing 24% growth over Q4 2016
●	Launched initial U.S. commercial sales team in late-January - 62% of Q1 2017 sales were attributed to the U.S. market
●	Closed public offering of $34.5 million in gross proceeds
●	VIVEVE I Study results published in the peer-reviewed Journal of Sexual Medicine, documenting safety and efficacy of the GENEVEVE™ treatment to improve vaginal laxity and sexual function
●	Held inaugural U.S. Aesthetic Advisory Board meeting with key physician opinion leaders during the American Society of Aesthetic Plastic Surgery (ASAPS) meeting
●	Expanded our South Korean indication to include vaginal laxity and received regulatory approval in Malaysia

“The positive response to these accomplishments has resulted in increasing demand and reinforces the opportunity for continuing worldwide adoption throughout 2017,” she continued.

“Based on our continued commercial success, we now have an installed base of 259 systems placed worldwide, 42 of which were sold in the first quarter of 2017. We anticipate significant increases in our installed base throughout the year as we continue to advance our global commercial strategy,” said Scott Durbin, Viveve’s chief financial officer. "Based on the increased momentum of our commercial efforts and recent financing success, we believe we are well positioned for continued sales growth in 2017.”

Q1 2017 Financial Results

Revenue for the first quarter of 2017 totaled $3,041,000 from the sale of 42 systems, 29 of which were sold in the U.S. market through direct sales, and approximately 2,200 treatment tips, compared to revenue of $1,284,000 for the same period in 2016, an increase of $1,757,000. Sales in the first quarter of 2016 included 33 systems and a much smaller quantity of treatment tips, which were sold outside the U.S. to our distribution partners.

Gross profit for the first quarter of 2017 was $1,422,000, or 47% of revenue, compared to gross profit of $348,000, or 27% of revenue, for the same period in 2016. The increase in gross profit was primarily due to sales of 42 systems in the first quarter of 2017, which included 29 systems sold in the U.S. market through direct sales.

Total operating expenses for the first quarter of 2017 increased 80% to $7,838,000 from $4,344,000 in the same period in 2016, primarily as a result of increased efforts to support commercialization of our product in the U.S. and new international markets, research and development efforts and strategies to protect our intellectual property, as well as for working capital and other general corporate purposes. Spending on research and development during the first quarter of 2017 increased due to costs associated with increased engineering and development work with our contract manufacturer related to product design. Selling, general and administrative expenses for the first quarter of 2017 increased primarily due to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company, and financing efforts.

Net loss for the first quarter of 2017 was $6,695,000, or a loss of $0.57 per share, compared with a net loss of $4,106,000, or a loss of $0.55 per share, for the same period in 2016.

Cash and cash equivalents were $31,389,000 as of March 31, 2017, an increase of $23,303,000 from $8,086,000 as of December 31, 2016.

Conference Call Information

The company will host a live conference call at 5:00 p.m. ET today. The conference call can be accessed at http://dpregister.com/10106344. The dial-in telephone number will be provided upon registration either in advance of or at the time of the conference call. The conference call will be archived on the company’s website at http://ir.viveve.com/ir-calendar.

About Viveve

Viveve Medical, Inc. is a women's health and wellness company passionately committed to advancing new solutions to improve women's overall well-being and quality of life.  The internationally patented Viveve® System, that delivers the GENEVEVE™ treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) energy-based technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in one 30-minute in-office session.

In the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis. Consistent with approvals in many countries internationally, Viveve is currently in the process of submitting an IDE to the FDA to conduct a pivotal study on use of the device in the United States for improvement in sexual function. For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Geneveve is a trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC

90 Park Avenue, 17th Floor

New York, NY 10016

(212) 430-0360

admin@amatoandpartners.com

Media contact:
Sara Zelkovic
Berry & Company Public Relations
(212) 253-8881
szelkovic@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$31,389	$8,086
Accounts receivable	4,020	2,091
Inventory	2,383	2,687
Prepaid expenses and other current assets	1,240	1,066
Total current assets	39,032	13,930
Property and equipment, net	791	483
Other assets	152	136
Total assets	$39,975	$14,549
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,359	$3,086
Accrued liabilities	2,087	2,186
Note payable, current portion	2,870	1,867
Total current liabilities	8,316	7,139
Note payable, noncurrent portion	6,794	7,762
Other noncurrent liabilities	90	53
Total liabilities	15,200	14,954

Stockholders’ equity (deficit):
Common stock and paid-in capital	100,092	68,217
Accumulated deficit	(75,317)	(68,622)
Total stockholders’ equity (deficit)	24,775	(405)
Total liabilities and stockholders’ equity (deficit)	$39,975	$14,549

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Revenue	$3,041	$1,284
Cost of revenue	1,619	936
Gross profit	1,422	348

Operating expenses:
Research and development	2,388	1,796
Selling, general and administrative	5,450	2,548
Total operating expenses	7,838	4,344
Loss from operations	(6,416)	(3,996)
Interest expense, net	(263)	(108)
Other expense, net	(16)	(2)
Net loss	$(6,695)	$(4,106)

Net loss per share:
Basic and diluted	$(0.57)	$(0.55)

Weighted average shares used in computing net loss per common share:
Basic and diluted	11,663,765	7,493,011